Exhibit 99.1

LAS VEGAS, NV--(Marketwire --03/13/12)- SALAMON GROUP, INC. (OTCQB: SLMU.PK - News) (Pinksheets: SLMU.PK - News) announces that Mr. Stéphane Bertrand has been appointed as a member of the Company's Board of Directors.

Michael Matvieshen, CEO, states, "I welcome Mr. Bertrand to the Board Directors and management of the company, this is another step in developing Salamon Group into a world class solar company. Mr. Bertrand, with his broad base of expertise and relationships, both in government and private sectors, will be invaluable as we continue to build our company and add shareholder value."

Mr. Bertrand is President of SBCG and is Executive Director of the International Summit of Cooperatives and was Executive Director of the World Energy Congress - Montreal 2010.

Mr. Bertrand has carried out various mandates within the energy sector, specifically natural gas, wind power, and small hydroelectric power plants. In 2010-2011 he chaired the Energy Committee of the Plan Nord (Quebec Government's policy). He is currently working for the mining and Aluminum industry Cycle Capital Management (venture capital), ENERKEM and le Mouvement Desjardins.

Mr. Bertrand previously served as Chief of Staff for the Premier of Québec. The position and the responsibilities that went with this job have no equivalent on the labour market.

Mr. Bertrand coordinated the government's activities for more than 4 years. He has been directly involved in formulating all the government's policies, communications, research, and crisis management strategies.

Mr. Bertrand previously held the positions of Director, and subsequently Vice--President, Communications, Public and Government Affairs for Gaz Métro Limited Partnership, as a member of the company's Board of Directors. Mr. Bertrand acted also as Chair of the Standing committee on Public Affairs of the Canadian Gas Association during 5 years. He was also Director of Research and Communications, and subsequently Executive Director of the Quebec Liberal Party. Prior to this, he was Vice President, Planning and Development for the Société financière des Caisses populaires Desjardins. He was also Chief of Staff and Economist, responsible for Press Relations, in the office of the Deputy Minister of Finance and Privatization and the office of the Minister of Cultural Affairs of Québec.

For further information, contact William Nalley, Orsay Groupe, Inc., 305-515-8077 and/or visit: www.sunlogicspowerfund.com

SLMU cautions that statements made in press releases constitute forward--looking statements, and makes no guarantees of future performances and actual results/developments may differ materially from projections in forward--looking statements. Forward--looking statements are based on estimates and opinions of management at the time statements are made.

Contact:
Mr. Willliam Nalley
Orsay Groupe, Inc.
305--515--8077